News Release Contact: Michael Stivala Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Declares

$0.05 per Common Unit Increase in Annualized

Distribution Rate to $3.10 per Common Unit

Whippany, New Jersey, April 24, 2008 — Suburban Propane Partners, L.P. (NYSE:SPH), a distributor of propane gas, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced that its Board of Supervisors declared the seventeenth increase (since the Partnership’s recapitalization in 1999) in the Partnership’s quarterly distribution from $0.7625 to $0.775 per Common Unit for the three months ended March 29, 2008. The distribution equates to $3.10 per Common Unit annualized, an increase of $0.05 per Common Unit from the previous distribution rate, and a growth rate of 10.7% since the second quarter of fiscal 2007. The distribution at this increased rate is payable on May 13, 2008 to Common Unitholders of record as of May 6, 2008.

In announcing the increase in the distribution rate, Chief Executive Officer Mark A. Alexander said, “We are very pleased to deliver our eighth consecutive quarterly distribution increase to our Unitholders, which represents nearly 11% growth year-over-year. This latest increase is particularly satisfying given the continued challenging operating environment facing the industry as a result of high energy prices. With our financial strength, efficient operating platform and flexible cost structure, we are excited about the future prospects for continuing to deliver sustainable, profitable growth.”

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1,000,000 residential, commercial, industrial and agricultural customers through approximately 300 locations in 30 states.

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